EXHIBIT 10.3

SETTLEMENT AGREEMENT AND MUTUAL RELEASES

This Settlement Agreement and Mutual Releases (the “Agreement”) is dated as of January 30, 2008, by and between CitiMortgage, Inc. (“CMI”), and First Preference Mortgage Corporation (“FPMC”) and David W. Mann (“Mann”).

Recitals

A.         On August 28, 2006, CMI commenced an action against FPMC, Citizens Mortgage Corporation (“Citizens”), and Mann in the United States District Court for the Eastern District of Missouri, Eastern Division, styled CitiMortgage, Inc. v. First Preference Mortgage Corporation, et al., Cause No. 4:06CV01296 ERW (the “Lawsuit”).  On September 9, 2007, the court dismissed Citizens as a defendant from the Lawsuit finding it did not have personal jurisdiction over Citizens.  On October 26, 2007, CMI filed its First Amended Complaint in which CMI has asserted breach of contract claims (Counts I-III) and a fraudulent transfer claim (Count IV).

B.         FPMC and Mann have denied all of the material allegations of CMI’s First Amended Complaint, and have denied all liability to CMI.

C.         CMI, FPMC, and Mann participated in a mediation on January 30, 2008, and at the conclusion of which all three signed a settlement term sheet.  Since then, the parties have resolved the open items noted in that term sheet, and now wish to document their full and final settlement agreement.  The parties intend this settlement to resolve any and all claims CMI and/or any predecessor or affiliate of CMI mentioned in the Lawsuit may have against FPMC, Mann, and/or any of their affiliates and related parties mentioned in the Lawsuit, including, but not limited to, Citizens, Citizens State Bank, RAM Security Holdings GP, Inc., RAM Security Holdings, Ltd., Bluebonnet Investments, Ltd., JRPM Investments, Ltd., First Financial Corp., and Security Bancshares, Inc., and all present and former officers, directors, parents, subsidiaries, and affiliates of these entities, arising out of or concerning the facts pleaded in the Lawsuit, which claims include any and all potential or actual disputes and differences existing between them related to the claims asserted or facts alleged in the Lawsuit.

D.        The parties enter into this Agreement without admitting any liability (and which liability they expressly deny), except as expressly set forth in Paragraph 3, and the parties enter into this Agreement solely to avoid the uncertainty and expense of further litigation.

NOW, THEREFORE, in consideration of the premises, mutual promises, covenants, and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties covenant and agree as follows:

1.         Recitals Incorporated.  The parties incorporate Recitals A through D above and make them a part of the Agreement.

2.         No Assignment of Claims.  Each party hereby represents and warrants that the claims and causes of action it or he are settling and releasing are ones for which it or he are the sole owner, and that it or he has not transferred or assigned, and (except as specifically contemplated in Paragraph 4, below) will not transfer or assign, the claims or causes of action to any other person or entity.  In the event that claims are made against any party by or on behalf of a transferee or assignee of a claim or cause of action settled under this Agreement, then the party that transferred or assigned any such claim or cause of action, whether before or after the date of this Agreement, shall indemnify and hold the non-breaching party harmless from any and all claims, including, but not limited to, actual attorneys’ fees and costs incurred in the defense of any such transferred or assigned claim.

3.         Consent Judgment as to FPMC.  FPMC shall consent to the entry of judgment in favor of CMI in the amount of Two Million Five Hundred Thousand Dollars and No Cents ($2,500,000), by filing the consent pleading attached to this Agreement as Exhibit 1 immediately after all of the parties have signed this Agreement.

CMI covenants and agrees that it will not take any action to enforce or execute on the consent judgment entered against FPMC, unless and until such time as there has occurred a default in the payment obligations set forth in Paragraph 9 or otherwise arising under this Agreement.

4.         Assignment of Consent Judgment to David W. Mann.  Upon the Court’s entry of the judgment against FPMC and CMI’s receipt of the final payment for which paragraph 9 of this Agreement provides, whichever occurs later, and in exchange for part of the consideration for which this Agreement provides, CMI will assign the judgment against FPMC to David W. Mann by executing the form of Assignment attached to this Agreement as Exhibit 2, filing the Assignment with the Court in the Lawsuit, and delivering the original executed Assignment to David W. Mann, c/o Thomas Douglass, Thompson Coburn LLP, One US Bank Plaza, St. Louis, Missouri 63101.  David W. Mann’s ability (or inability) to collect on all or any part of this judgment shall have no effect on any obligation for which this Agreement provides.

5.         Dismissal of the Lawsuit.  CMI, FPMC and Mann shall jointly move the Court to stay any further proceedings in the Lawsuit until such time as the payments prescribed in Paragraph 9 of this Agreement have been made and the releases described in Paragraphs 6, 7 and 8 below have become effective.  This joint motion shall be in the form attached to this Agreement as Exhibit 3 and shall be filed immediately after all of the parties have signed this Agreement.  If and when the final payment prescribed in Paragraph 9 has been made and the mutual releases have become effective, CMI and Mann shall jointly move to dismiss the Lawsuit, with prejudice, each side to bear its or his own attorneys’ fees and costs.

6.         Release of Claims by CMI.  Subject to the satisfaction of  the conditions set forth in this paragraph, CMI releases and forever discharges Mann and FPMC, and all of their parent corporations, subsidiaries, affiliates and related entities, including, but not limited to, Citizens, Citizens State Bank, RAM Security Holdings GP, Inc., RAM Security Holdings, Ltd., Bluebonnet Investments, Ltd., JRPM Investments, Ltd., First Financial Corp. or Security Bancshares, Inc., and their respective present and former insurers, representatives, officers, directors, shareholders, partners, agents, employees, predecessors, heirs, successors, and assigns, from any and all claims, damages, demands, actions, or causes of action, whether known or unknown, at law or in equity, whether arising under the common law or any statute of the United States or any state, arising out of or related in any way to the claims or allegations that CMI made or could have made in the Lawsuit, including all claims for actual, incidental, consequential, statutory, or punitive damages or attorneys’ fees of any kind.

This release will only be effective ninety‑one (91) days after CMI has received the final payment described in Paragraph 9.  If during that ninety‑one (91) day period, Mann, or any person or entity that has made some or any portion of any payment (whether the initial or final installment) files a bankruptcy petition or there is a bankruptcy petition filed against him, her or it, and at the end of that ninety‑one (91) day period the bankruptcy court has not dismissed the petition with prejudice, then this release will not take effect until such time as there is no longer any ability to challenge the payment as some manner of voidable transfer under Sections 544, 547, 548 or 550 of the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq.

The parties also agree that this release will only be effective if, during that same ninety‑one (91) day period, there is no bankruptcy petition filed by or against FPMC, or at the end of which period the bankruptcy court has dismissed any such petition with prejudice.  If during that ninety‑one (91) day period, FPMC files a bankruptcy petition or there is a bankruptcy petition filed against it, and at the end of which period the bankruptcy court has not dismissed that petition with prejudice, then this release will not take effect until such time as there is no longer any ability to challenge the judgment as some manner of voidable transfer under Sections 544, 547, 548 or 550 of the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq.

Further, the parties agree that this release will only be effective if, during that same ninety-one day time period, there has been no determination by a court or arbitrator that Mann or First Preference and/or its officers and directors, insider shareholders or others, engaged in any fraudulent or other transfers of his or its assets for the purpose of evading Mann or First Preference’s obligations to CitiMortgage or to any other of his or its creditors.

The parties contemplate that the consent judgment to which Paragraphs 3 and 4 refer will have been entered and assigned prior to the effective date of these releases, and agree that in any and all events, the releases set forth in this Paragraph 6 shall not operate to satisfy, release or discharge that judgment against FPMC.

7.          Release of Claims by FPMC.  Subject to the satisfaction of  the conditions set forth in this paragraph, FPMC releases and forever discharges CMI and its predecessors, affiliates, successors, and assigns, and their respective insurers, representatives, agents, officers, directors, and employees, from any and all claims, damages, demands, actions, or causes of action, whether known or unknown, at law or in equity, whether arising under the common law or any statute of the United States or any state, arising out of or related in any way to the claims or allegations that were made in the Lawsuit, including all claims for actual, incidental, consequential, statutory, or punitive damages or attorneys’ fees of any kind.  This release will be effective at such time as the Release of Claims by CMI set forth in Paragraph 6 becomes effective.

8.           Release of Claims by Mann.  Subject to the satisfaction of  the conditions set forth in this paragraph, Mann releases and forever discharges CMI and its predecessors, affiliates, successors, and assigns, and their respective insurers, representatives,  agents, officers, directors, and employees, from any and all claims, damages, demands, actions, or causes of action, whether known or unknown, at law or in equity, whether arising under the common law or any statute of the United States or any state, arising out of or related in any way to the claims or allegations that were made in the Lawsuit, including all claims for actual, incidental, consequential, statutory, or punitive damages or attorneys’ fees of any kind.  This release will be effective at such time as the Release of Claims by CMI set forth in Paragraph 6 becomes effective.

9.           Payments to CMI.  Mann shall pay or cause to be paid to CMI the sum of Six Hundred Thousand Dollars and No Cents ($600,000).  Those payments shall be made by wire transfer in two installments.  The first payment shall be made (a) in the amount of Three Hundred Thousand Dollars and No Cents ($300,000), and (b) such that CMI receives that payment no later than the close of the fed funds wire on March 31, 2008.  The second and final payment shall be made (a) in the amount of Three Hundred Thousand Dollars and No Cents ($300,000) and (b) such that CMI receives that payment no later than the close of the fed funds wire on July 31, 2008.  No interest shall accrue on these amounts for any period prior to the dates set forth in this Paragraph.

Each payment shall be wired to CMI using the following wire transfer instructions:

Wire the funds to:	Citibank, N.A.
New York, NY
ABA# 021000089

Credit:	CitiMortgage, Inc.
1000 Technology Dr
O’Fallon, MO 63368-2239

Account #00020239

Attention:	Henry Prozorowski

10.        Additional Remedies Available to CMI in the Event of a Default.  The parties do not intend this Agreement to be a novation.  If and in the event the payments for which paragraph 9 calls are not timely made, then, without any requirement of notice or any other action by CMI, CMI may proceed with an action for breach of this Agreement or pursue its original claims, the choice of which shall be at CMI’s sole election.

If and in the event of a default under this Agreement, any and all amounts due CMI shall bear interest at the rate of twelve percent (12%) per annum from the date of default.

11.        Covenant Not to Sue.  CMI covenants not to file or refile suit against FPMC, Mann, and/or any affiliates and related parties of either one of them referred to in the Lawsuit or described in Paragraph 6, above, including, but not limited to, Citizens, Citizens State Bank, RAM Security Holdings GP, Inc., RAM Security Holdings, Ltd., Bluebonnet Investments, Ltd., JRPM Investments, Ltd., First Financial Corp., and Security Bancshares, Inc., and all of their respective, present and former insurers, representatives, officers, directors, shareholders, partners, agents, employees, predecessors, successors, and assigns, on any claim that it has agreed to release pursuant to Paragraph 6, so long as there are no defaults in the payment obligations set forth in Paragraph 9 or otherwise arising under this Agreement.

12.        Parties to Bear Their Own Attorneys’ Fees and Costs.  CMI agrees that it will not seek reimbursement from FPMC or Mann for attorneys’ fees, taxable costs or expenses incurred in the Lawsuit, except as Paragraph 10 provides.  FPMC and Mann agree that they will not seek reimbursement from CMI for attorneys’ fees, taxable costs or expenses incurred in the Lawsuit, except as they may be able to make such a claim under Paragraph 10.

13.        Modifications.  No modification of this Agreement shall be binding upon any of the parties hereto, unless it has been agreed to by the parties in a writing signed by each of them and is expressly identified as an amendment to this Agreement.

14.        Representations and Warranties.

To induce each other to enter into this Agreement, CMI, FPMC and Mann each represent and warrant as follows:

(a)        That no statements or representations made by or on behalf of any of the parties to this Agreement, or by any third party, except as may be specifically recited in this Agreement, have influenced, induced or caused the parties to make this settlement and to execute this Agreement.

(b)        That this Agreement contains the entire agreement between CMI, FPMC and Mann with respect to the settlement of the matters to which it refers, and there do not exist any other written or oral terms or agreements except for those contained or expressly identified in this Agreement.

(c)        That only representations contained in this Agreement, and no others, shall be admissible to establish the execution or inducement of this Agreement.

(d)        That each of the undersigned has read and understands this Agreement in its entirety.

(e)        That each of the undersigned has been represented by and has consulted with counsel of his or its choosing in connection with the negotiation, drafting and execution of this Agreement.

(f)         That each of the undersigned is authorized and has obtained all necessary authorization to sign this Agreement in the capacity and manner set forth below.

15.        Confidentiality.  Except as may be necessary for any of the parties, or their parents, subsidiaries, affiliates, or related parties, to comply with any required Securities and Exchange disclosure requirement or to comply with the tax laws of any jurisdiction to which such party is subject, the undersigned agree that they shall maintain this Agreement and each of its terms in confidence, and shall not voluntarily disclose this Agreement or any of its terms to any person not a party hereto.  The undersigned shall direct and require their agents (including their attorneys), and, where applicable, family, to likewise maintain this Agreement and each of its terms in confidence, and prohibit their agents and family from voluntarily disclosing this Agreement or any of its terms to any person not a party hereto.  Any party who is requested to disclose this Agreement or its terms to any person not a party to this Agreement, and who determines that disclosure is required by law shall notify the other parties as expeditiously as practical under the circumstances of that determination and the person(s) to whom the disclosure is to be made and the circumstances which require the disclosure.  Such notice shall be reasonably calculated to give the other party as much notice as is practical under the circumstances of the imminence of disclosure and the opportunity to lodge any available objections to disclosure.  The parties may disclose the amount of the payment hereunder to tax preparers, if necessary, but that such tax preparer shall first be told of and agree to be bound by the terms of this Agreement, and to keep such information confidential except as the dollar amounts may be included as part of any required income or other tax filing.

16.       No Third Party Beneficiaries.  The parties to this Agreement have entered into this Agreement solely for their own benefit and to advance their respective separate and individual interests, and do not intend it to benefit any third parties or persons not a party to this Agreement (other than as specifically set forth in paragraphs 6, 7, 8, 10 and 11).

17.       Governing Law.  This Agreement will be governed by, and interpreted and construed in accordance with, the laws of the State of Missouri.

18.       Binding Effect.  This Agreement will be binding on each of the parties, and its or their respective principals, agents, attorneys, heirs, successors and assigns, as applicable.

19.       Attorneys’ Fees in the Event of a Breach.  In the event any party breaches this Agreement, and one of the other parties brings an action to enforce the Agreement, the prevailing party will be entitled to recover, in addition to its actual damages and consequential damages, if any, all of its reasonable attorneys’ fees, expenses and costs incurred in enforcing its rights and remedies under this Agreement.

20.       Counterparts.  The parties may execute this Agreement in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF CitiMortgage, Inc, First Preference Mortgage Corporation, and David W. Mann have executed this Settlement Agreement and Mutual Release:

CITIMORTGAGE, INC.

BY: /s/ Eric Randolph	DATE: 3/24/08

TITLE: Senior Vice President

FIRST PREFERENCE MORTGAGE CORPORATION

BY: /s/ David W. Mann	DATE: 3/25/08

TITLE: President

/s/ David W. Mann	DATE: 3/25/08
DAVID W. MANN{N1794585.1}4674546.1